UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.             )

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Phillips 66
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Supplement to Proxy Statement
For 2019 Annual Meeting of Shareholders
To Be Held on May 8, 2019

This Supplement, dated April 8, 2019, provides updated information with respect to the Phillips 66 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 8, 2019.
On March 29, 2019, Phillips 66 commenced distributing to its shareholders a notice of Annual Meeting of Shareholders and proxy statement (the “Notice and Proxy Statement”). This Supplement, which describes a recent change in the shareholder proposal, should be read in conjunction with the Notice and Proxy Statement.
Withdrawal of Shareholder Proposal
The proponent of Proposal 5: Shareholder Proposal Regarding Plastic Pollution (“Proposal 5”) withdrew the proposal after the filing and distribution of the Notice and Proxy Statement. Therefore, Proposal 5 will not be presented or voted upon at the Annual Meeting.
Voting Matters
We will not make available or distribute, and you do not need to submit, a new proxy card or provide new voting instructions solely as a result of the withdrawal of Proposal 5. If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by a proxy submitted before the Annual Meeting will not be voted in respect of Proposal 5. If you have not yet submitted your proxy or provided your voting instructions, please complete the proxy or submit instructions, disregarding Proposal 5.
None of the other agenda items presented in the Notice and Proxy Statement are affected by this Supplement, and shares represented by proxies returned before the Annual Meeting will be voted as instructed by the shareholder granting the proxy with respect to all other matters properly brought before the Annual Meeting.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to cast your vote and submit your proxy in advance of the meeting by one of the methods described in the Notice and Proxy Statement.